Exhibit 10.1

FINAL

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of October 18, 2021, by and among:

(i) Vivid Seats Inc., a Delaware corporation (the “Company”);

(ii) Hoya Topco, LLC, a Delaware limited liability company (“Topco”); and

(iii) Horizon Sponsor, LLC, a Delaware limited liability company (“Horizon” and, together with Topco, each a “Voting Party” and together the “Voting Parties”).

RECITALS

WHEREAS, the Company has entered into that certain Transaction Agreement, dated as of April 21, 2021 (as it may be amended or supplemented from time to time, the “Transaction Agreement”), by and among the Company, the Voting Parties, Hoya Intermediate, LLC, a Delaware limited liability company, and Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon Corp”), pursuant to which the parties thereto have agreed to consummate the Transactions (as defined in the Transaction Agreement);

WHEREAS, in connection with the Transactions, the Company and the Voting Parties are party to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated and/or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”) each Voting Party Beneficially Owns (as defined below) the respective number of shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), set forth on Annex A hereto;

WHEREAS, the number of shares of Common Stock Beneficially Owned (as defined below) by each Voting Party may change from time to time, in accordance with the terms of (x) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the Amended and Restated Bylaws of the Company, as it may be amended, supplemented and/or restated from time to time (the “Bylaws”) and (z) the Registration Rights Agreement, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, as of the date of this Agreement, Topco Beneficially Owns shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company;

WHEREAS, each Voting Party believes that it is in their respective best interests to qualify the Company as a “controlled company” under the listing standards of Nasdaq; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain nomination rights with respect to elections of the Company’s Board of Directors (the “Board”) and restrictions on transfers of the Common Stock.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall have the meaning specified in the Preamble.

“Beneficially Owned” or “Beneficial Ownership” shall have the meaning specified in Section 2.

“Board” shall have the meaning specified in the Recitals.

“Bylaws” shall have the meaning specified in the Recitals.

“Charter” shall have the meaning specified in the Recitals.

“Class A Common Stock” shall have the meaning specified in the Recitals.

“Class B Common Stock” shall have the meaning specified in the Recitals.

“Closing” shall have the meaning specified in the Recitals.

“Closing Amount” means the aggregate number of shares of Common Stock that are issued and outstanding on the date hereof, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization. For the avoidance of doubt, the Common Stock issued in connection with the PIPE Subscription shall be included with the Closing Amount.

“Closing Date” shall have the meaning given in the Transaction Agreement.

“Common Stock” shall have the meaning specified in the Recitals.

“Company” shall have the meaning specified in the Preamble.

“Exchange Act” shall have the meaning specified in the Recitals.

“Horizon” shall have the meaning specified in the Preamble.

“Horizon Designees” shall have the meaning specified in Section 3(a).

“Horizon Equityholders” shall mean Horizon and any investment vehicles or funds managed or controlled, directly or indirectly, by any of Horizon’s Affiliates.

“Horizon Sunset Date” means the date the Horizon Equityholders, in the aggregate, Beneficially Own a number of Voting Shares representing less than five percent (5%) of the Original Amount.

“Horizon Transferee” shall have the meaning specified in Section 15(b).

“Lock-up” shall have the meaning specified in Section 7(a).

“Lock-up Period” shall mean the period beginning on the Closing Date and ending twelve (12) months following the Closing Date.

“Lock-up Shares” shall mean (i) any shares of Common Stock Beneficially Owned by the Topco Equityholders and the Horizon Equityholders, other than, with respect to the Horizon Equityholders, the Common Stock received in connection with the PIPE Subscription (as defined in the Transaction Agreement) and (ii) any warrants Beneficially Owned by the Topco Equityholders and the Horizon Equityholders that are exercisable for shares of Common Stock.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Transaction Agreement, the Registration Rights Agreement, the Charter or the Bylaws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares beneficially owned by such party, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Charter or Bylaws, including executing written consents in lieu of meetings, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Nasdaq” means the [Nasdaq Global Market].

“Original Amount” means the aggregate number of shares of Common Stock held, directly or indirectly, by the Topco Equityholders (with respect to any calculation of Common Stock held by the Topco Equityholders) or the Horizon Equityholders (with respect to any calculation of Common Stock held by the Horizon Equityholders) on the date hereof, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization. For the avoidance of doubt, the Common Stock received by the Horizon Equityholders in connection with the PIPE Subscription shall be included with the Original Amount.

“Permitted Transferees” shall have the meaning specified in Section 7(b).

“Registration Agreement” shall have the meaning specified in the Recitals.

“Representatives” shall have the meaning specified in Section 8.

“Topco Equityholders” shall mean (a) Topco or (b) after the distribution (in the aggregate pursuant to one or more distributions) by Topco of more than 50% of the Voting Shares held by Topco on the date hereof, (i) GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC and/or GTCR LLC and (ii) any investment vehicles or funds managed or controlled, directly or indirectly, by or otherwise affiliated with the foregoing entities.

“Topco Sunset Date” means the date the Topco Equityholders, in the aggregate, Beneficially Own a number of Voting Shares representing less than five percent (5%) of the Original Amount (assuming, for this purpose, that all outstanding Intermediate Common Units (as defined in the Transaction Agreement) held or controlled by the Topco Equityholders are and were exchanged at the applicable times of measurement by the Topco Equityholders for shares of Class A Common Stock in accordance with the A&R LLCA and without regard to the Lock-Up or any other restriction on exchange).

“Topco Transferee” shall have the meaning specified in Section 15(b).

“Transaction Agreement” shall have the meaning specified in the Recitals.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Voting Party” or “Voting Parties” shall have the meaning specified in the Preamble.

“Voting Shares” shall have the meaning specified in Section 2.

2. Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including voting or causing to be voted all Voting Shares Beneficially Owned by such Voting Party so that the Board is comprised of the Persons designated pursuant to Section 3(a). Except as explicitly provided in this Agreement, each Voting Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Voting Party. For the avoidance of doubt, nothing in this Section 2 shall require a Voting Party to exercise or convert any security exercisable or convertible for voting securities of the Company.

3. Board of Directors.

(a) Board Representation. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company and each Voting Party shall take all Necessary Action to cause, effective immediately following the Closing Date, the Board to be comprised of nine (9) directors, comprised of (i) the chief executive officer of the Company, (ii) five (5) directors designated by the Topco Equityholders (the “Topco Designees” and each a “Topco Designee”), of which at least one (1) shall qualify as an “independent director” under stock exchange regulations applicable to the Company and (iii) three (3) director designated by the Horizon Equityholders (the “Horizon Designees”), of which at least two (2) shall qualify as “independent directors” under stock exchange regulations applicable to the Company. From the Closing Date, the Horizon Equityholders shall have the right, but not the obligation, to nominate (I) three (3) Horizon Designees, so long as the Horizon Equityholders, in the aggregate, Beneficially Own at least 12% of the Closing Amount, of which at least two (2) shall qualify as “independent directors” under stock exchange regulations applicable to the Company, (II) two (2) Horizon Designees, so long as the Horizon Equityholders, in the aggregate, Beneficially Own at least 6% but less than 12% of the Closing Amount, each of which shall qualify as “independent directors” under stock exchange regulations applicable to the Company, and (III) until the Horizon Sunset Date, one (1) Horizon Designee, who shall qualify as an “independent director” under stock exchange regulations applicable to the Company; provided that, the loss of the right to designate the Horizon Designee pursuant to this Section 3(a) shall not shorten the term of such Horizon Designee then-serving on the Board. From the Closing Date, the Topco Equityholders shall have the right, but not the obligation, to nominate (A) five (5) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 24% of the Closing Amount, of which at least one (1) shall qualify as an “independent director” under stock exchange regulations applicable to the Company, (B) four (4) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 18% but less than 24% of the Closing Amount, (C) three (3) Topco Designees, so long as the Topco Equityholders, in the aggregate, Beneficially Own at least 12% but less than 18% of the Closing Amount, (D) two (2) Topco Designees, so long as the

Topco Equityholders, in the aggregate, Beneficially Own at least 6% but less than 12% of the Closing Amount and (E) until the Topco Sunset Date, one (1) Topco Designee; provided that, no reduction in the number of Topco Designees that the Topco Equityholders are entitled to designate pursuant to this Section 3(a) shall shorten the term of any Topco Designee then-serving on the Board; provided further that, once the Topco Equityholders, in the aggregate, Beneficially Own less than 40% of the Closing Amount, none of the Topco Designees shall be required to qualify as “independent directors” under any stock exchange regulations. In the event the size of the Board is increased in accordance with applicable law and the Company’s organizational documents, the Topco Equityholders shall have the right to designate a number of directors of the Board which give the Topco Equityholders the same percentage of total directors on the Board as permitted to be designated pursuant to this Section 3(a), rounded up to the next whole number.

(b) Sunset on Designees. From the date of this Agreement until the Topco Sunset Date, the Company shall, and the Voting Parties shall take all Necessary Action to, include the Topco Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected. From the date of this Agreement until the Horizon Sunset Date, the Company shall, and the Voting Parties shall take all Necessary Action to, include the Horizon Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected. Once the Topco Equityholders and Horizon Equityholders, as applicable, lose the right to nominate a director in accordance with Section 3(a) above, the selection of such director shall be conducted in accordance with applicable law and with the Charter, Bylaws and the other corporate governance documents of the Company.

(c) Resignation; Removal; Vacancies.

(i) Any Topco Designee or Horizon Designee may resign at any time upon written notice to the Board.

(ii) (A) The Topco Equityholders shall have the exclusive right to remove one or more of the Topco Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such Topco Designee(s) at the written request of the Topco Equityholders and (B) the Topco Equityholders shall have the exclusive right, in accordance with Section 3(a), to designate directors for election to the Board to fill any vacancies created by reason of death, removal or resignation of the Topco Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Topco Designees as promptly as reasonably practicable.

(iii) (A) The Horizon Equityholders shall have the exclusive right to remove the Horizon Designee from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal the Horizon Designee at the written request of the Horizon Equityholders and (B) the Horizon Equityholders shall have the exclusive right, in accordance with Section 3(a), to designate a director for election to the Board to fill any vacancy created by reason of death, removal or resignation of the Horizon Designee, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancy to be filled by a replacement Horizon Designee as promptly as reasonably practicable.

(d) Committees. Until the Topco Sunset Date, the Topco Equityholders shall have the right to designate a number of members of each committee of the Board equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the Topco Equityholders and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be eligible to serve on the applicable committee under applicable law or listing standards of Nasdaq, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods). Until the Horizon Sunset Date, Horizon shall have the right to appoint one (1) member of each committee of the Board, provided that any such designee shall be eligible to serve on the applicable committee under applicable law or listing standards of Nasdaq, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods). Any additional members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of directors, regardless of any decrease in the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the Topco Equityholders following such designation. Unless the Topco Equityholders notify the Company prior to the time the Board takes action to change the composition of a Board committee, and to the extent the Topco Equityholders have the right to nominate a Board committee member in accordance with this Section 3(d) at the time the Board takes action to change the composition of any such Board committee, any director currently designated by the Topco Equityholders to serve on a committee shall be presumed to be re-designated for such committee.

(e) Board Observer. In addition to the nomination rights set forth in Section 3(a) above, (i) until the Topco Sunset Date, Topco Equityholders shall have the right, but not the obligation, to designate a person (a “Non-Voting Observer”), and (ii) until the Horizon Sunset Date, Horizon shall have the right, but not the obligation, to designate a Non-Voting Observer, in each case, to attend meetings of the Board (including any meetings of any committees thereof) or any board of directors or similar governing body of any subsidiary of the Company (a “Subsidiary Board”) in a non-voting observer capacity. Any such Non-Voting Observer shall be permitted to attend all meetings of the Board or such Subsidiary Board. The Topco Equityholders and Horizon shall each have the right to remove and replace its Non-Voting Observer at any time and from time to time. The Company shall furnish to any Non-Voting Observer (i) notices of Board or Subsidiary Board meetings no later than, and using the same form of communication as, notice of Board or Subsidiary Board meetings are furnished to directors and (ii) copies of any materials prepared for meetings of the Board or Subsidiary Board that are furnished to the directors no later than the time such materials are furnished to the directors. Any such Non-Voting Observers shall be required to execute or otherwise become subject to any codes of conduct or confidentiality agreements of the Company or such subsidiary generally applicable to directors of the Company or such subsidiary. Notwithstanding the foregoing, the Company (or such subsidiary) reserves the right to withhold any information and to exclude the Non-Voting Observers from receiving any materials and/or attending any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company (or such subsidiary) and its counsel.

(f) Voting. Each of the Company and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Voting Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement. Each Voting Party further agrees until the Topco Sunset Date and Horizon Sunset Date, as applicable, (i) to take all Necessary Action reasonably available within their power, including casting all votes to which such Voting Party is entitled in respect of its Voting Shares, whether at any annual or special meeting, by written consent or otherwise, so as to vote its Voting Shares on all matters submitted to the stockholders of the Company in accordance with the recommendation of the Board and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such party’s Common Stock that would prohibit such party from casting such votes in accordance with clause (i).

4. Controlled Company.

(a) The Voting Parties agree and acknowledge that by virtue of the Topco Equityholders’ voting power of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “controlled company” within the meaning of Section 303A of the Nasdaq Listed Company Manual.

(b) From and after the date hereof, the Company agrees and acknowledges that, unless otherwise agreed by the Topco Equityholders, it shall elect, to the extent permitted under the Nasdaq Listed Company Manual, to be treated as a “controlled company” within the meaning of Section 303A of the Nasdaq Listed Company Manual.

5. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants to the Company and the other Voting Party, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

(a) Organization; Authority. Such Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Voting Party’s ability to perform its obligations pursuant to this Agreement.

(c) No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) conflict with or violate any provision of the organizational documents of Voting Party or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Voting Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Voting Party, threatened, against such Voting Party or any of Voting Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Voting Party’s ability to perform its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(d) Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Liens, other than restrictions under applicable securities laws or this Agreement. Except pursuant to this Agreement, the Transaction Agreement, the A&R LLCA and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A.

6. Covenants of the Company.

(a) The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Voting Parties under this Agreement without the prior written consent of the Voting Parties.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for so long as any Topco Designee or Horizon Designee nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such Topco Designee and Horizon Designee, and (iii) cause the Charter and Bylaws to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any Topco Designee or Horizon Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(c) The Company shall pay all reasonable out-of-pocket expenses incurred by the Topco Designees and Horizon Designee in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each Topco Designee, Horizon Designee and officer of the Company from time to time. The Company shall pay all reasonable out-of-pocket expenses incurred by the Non-Voting Observers in connection with the performance of his or her duties in connection with his or her attendance at any meeting of the Board.

7. Lock-up.

(a) Subject to Sections 7(b) and except as otherwise determined by the Board, each of the Topco Equityholders and the Horizon Equityholders agree that they shall not Transfer any of their Lock-Up Shares during the Lock-up Period (the “Lock-up”); provided that, (i) 50% of their respective Lock-up Shares shall be released on the date that is six (6) months following the Closing and (ii) the remaining Lock-up Shares shall be released on any date, at least six (6) months following the Closing, on which (A) the price per Lock-up Share exceeds $15.00 per share for twenty (20) trading days within a consecutive thirty (30) day trading period and (B) the average daily trading volume exceeds one (1) million shares of Common Stock during such consecutive thirty (30) trading day period. Any waiver of the restrictions set forth in this Section 7(a) shall require the approval of a majority of the directors of the Board; provided, however, (i) any waiver of the restrictions in this Section 7(a) in respect of Lock-up Shares held by any of the Topco Equityholders shall require the approval of a majority of the members of the Board who are not Topco Designees and (ii) any waiver of the restrictions in this Section 7(a) in respect of Lock-up Shares held by any of the Horizon Equityholders shall require the approval of a majority of the members of the Board excluding the Horizon Designee.

(b) Notwithstanding the provisions set forth in Section 7(a), each of the Topco Equityholders, the Horizon Equityholders and any of their respective Permitted Transferees shall be permitted to Transfer their Lock-up Shares during the Lock-up Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors or (C) with respect to any Topco Equityholder and its Permitted Transferees, any direct or indirect partners, members or equity holders of the Topco Equityholders, any Affiliates of the Topco Equityholders or any related investment funds or vehicles controlled or managed by such persons or their respective Affiliates or, with respect to any Horizon Equityholder and its Permitted

Transferees, any direct or indirect partners, members or equity holders of the Horizon Equityholders, any Affiliates of the Horizon Equityholders or any related investment funds or vehicles controlled or managed by such persons or their respective Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (iii) by gift to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vii) to the Company (provided that any Transfers to the Company are pro rata as between the Topco Equityholders and the Horizon Equityholders, except as otherwise approved by the Board (including at least one Topco Designee and one Horizon Designee)); or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (vii) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (v) these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 7.

(c) Notwithstanding anything contained herein to the contrary, the Lock-up Period shall expire, and each Topco Equityholder, Horizon Equityholder and its respective Permitted Transferees, shall be entitled to Transfer all of its Lock-up Shares, immediately upon the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock of the Company for cash, securities or other property.

8. Confidentiality. The Company acknowledges that the Topco Designees and Horizon Designees may, including through one-on-one conversations, communicate confidential information obtained in each of their respective capacities as a director of the Company (other than information whose provision would reasonably be expected to pose a conflict of interest) to the officers, employees, external counsel or other third-party advisors (collectively, “Representatives”) of the Topco Equityholders and the Horizon Equityholders with a duty to keep such information confidential, in each case, in accordance with and subject to this Section 8. The Topco Equityholders and the Horizon Equityholders will, and will cause their respective Affiliates and direct their respective Representatives who actually receive Confidential Information to, except as otherwise required by applicable law, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to any Topco Equityholder, Horizon Equityholder or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Section 8 (“Confidential Information”); provided, that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement, (b) was or becomes available to the Topco Equityholders, the Horizon Equityholders or their respective Representatives from a source other than the Company or its Representatives or (c) was independently developed by the Topco Equityholders, the Horizon Equityholders or their respective representatives without reference to, incorporation of, or other use of any Confidential Information.

9. No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under such Voting Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

10. Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

11. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12. Termination. Following the Closing, (a) Sections 2, 3, and 6 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Voting Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 6(b) shall survive such termination; (b) Section 4 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Topco Equityholders no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding; (c) Section 8 of this Agreement shall terminate (i) as to Topco one (1) year after the last Topco Designee no longer serves on the Board and (ii) as to Horizon one (1) year after the Horizon Designee no longer serves on the Board; and (d) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) (i) as to Topco when the Topco Equityholders cease to Beneficially Own any Voting Shares and (ii) as to Horizon when the Horizon Equityholders cease to Beneficially Own any Voting Shares.

13. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Voting Parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

15. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) Prior to the expiration of the Lock-up Period, no Voting Party may assign or delegate such Voting Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Voting Shares by such Voting Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 15; provided, that the rights hereunder that are personal to the Voting Parties may not be assigned or delegated in whole or in part, except that (i) the Topco Equityholders shall be permitted to transfer rights hereunder as the Topco Equityholders to one or more other Topco Equityholders or any of their respective Affiliates or direct or indirect partners, members or equity holders (each, a “Topco Transferee”), (ii) the Horizon Equityholders shall be permitted to transfer rights hereunder as the Horizon Equityholders to one or more other Horizon Equityholders or any of their respective Affiliates or direct or indirect partners, members or equity holders (each, a “Horizon Transferee”)and (iii) the Topco Equityholders shall be permitted to designate any Topco Transferee as a “Topco Equityholder” and the Horizon Equityholders shall be permitted to designate any Horizon Transferee as a “Horizon Equityholder”, in each case, for purposes of this Agreement as if such Permitted Transferee were an initial signatory hereto.

(c) This Agreement and the provisions hereof shall, subject to Section 15(c), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Voting Parties, including with respect to any of such Voting Party’s Voting Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

(d) No assignment in accordance with this Section 15 by any party hereto (including pursuant to a transfer of any Voting Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 23 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Voting Party shall not permit the transfer of any such Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Any transfer or assignment made other than as provided in this Section 15 shall be null and void.

(f) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by the Voting Parties, the aggregate number of shares so held by the Voting Parties shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 15; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 15(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of a Voting Party hereunder.

16. Treatment of Warrants. In the event the terms of the Horizon Warrants (as defined in the Transaction Agreement) are not modified prior to the Closing in a manner resulting in the treatment of such Horizon Warrants as equity under the rules and guidelines of the SEC at and after the Closing, the Horizon Equityholders and the Topco Equityholders shall support any action taken by the Board to cause the outstanding warrants of the Company immediately following the closing to be treated as equity under the rules and guidelines of the SEC, including by voting (in person or by proxy at a meeting of stockholders or warrantholders of the Company, or by written consent) its Common Stock and warrants to purchase shares of Common Stock in favor of any such changes to the extent such a vote is required.

17. Actions by the Topco Equityholders and Horizon Equityholders. For the avoidance of doubt, (a) any action to be taken hereunder by the Topco Equityholders shall be taken by the action of the Topco Equityholders holding a majority of the Common Stock then-owned by such Topco Equityholders and (b) any action to be taken hereunder by the Horizon Equityholders shall be taken by the action of the Horizon Equityholders holding a majority of the Common Stock then-owned by such Horizon Equityholders.

18. Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

19. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

21. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

22. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

24. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, Hoya Topco or Horizon, in accordance with the terms of the Transaction Agreement or (y) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 23.

25. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

Vivid Seats Inc.
a Delaware corporation

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

VOTING PARTIES:

Hoya Topco, LLC
a Delaware limited liability company

By:	/s/ Stanly Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Horizon Sponsor, LLC
a Delaware limited liability company

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Chief Executive Officer